PRICESMART ANNOUNCES FISCAL 2026 SECOND QUARTER OPERATING RESULTS AND PLANS FOR EIGHTH CLUB IN GUATEMALA
NET MERCHANDISE SALES GREW 9.9%
COMPARABLE NET MERCHANDISE SALES INCREASED 7.6%
$1.62 EARNINGS PER DILUTED SHARE
San Diego, CA (April 8, 2026) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 56 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal second quarter of 2026, which ended on February 28, 2026.
Second Quarter Financial Results
Total revenues for the second quarter of fiscal year 2026 increased 9.7% to $1.50 billion compared to $1.36 billion in the comparable period of the prior year. For the second quarter of fiscal year 2026, net merchandise sales increased 9.9% to $1.47 billion from $1.33 billion in the second quarter of fiscal year 2025. Net merchandise sales - constant currency increased 7.8% over the comparable prior-year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $27.7 million, or 2.1%, versus the same period in the prior year.
The Company had 56 warehouse clubs in operation as of February 28, 2026 compared to 54 warehouse clubs in operation as of February 28, 2025.
Comparable net merchandise sales for the 54 warehouse clubs that have been open for greater than 13 ½ calendar months increased 7.6% for the 13-week period ended March 1, 2026 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended March 1, 2026 increased 5.5%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 2.1% versus the same period in the prior year.
The Company recorded operating income during the fiscal second quarter of $75.4 million compared to operating income of $65.3 million in the prior-year period. Net income increased 12.2% to $49.1 million, or $1.62 per diluted share, in the second quarter of fiscal year 2026 compared to $43.8 million, or $1.45 per diluted share, in the second quarter of fiscal year 2025.
Adjusted EBITDA for the second quarter of fiscal year 2026 was $99.7 million compared to $87.0 million in the same period last year.
Year-to-Date Financial Results
Total revenues for the six months ended February 28, 2026 increased 9.8% to $2.88 billion compared to $2.62 billion in the comparable period of the prior year. For the first six months of fiscal year 2026, net merchandise sales increased 10.2% to $2.82 billion from $2.56 billion in the comparable prior-year period. Net merchandise sales - constant currency increased 8.6% over the comparable prior-year period. Foreign currency exchange rate fluctuations impacted net merchandise sales positively by $41.5 million, or 1.6%, versus the same period in the prior year.

Comparable net merchandise sales for the 54 warehouse clubs that have been open for greater than 13 ½ calendar months increased 7.8% for the 26-week period ended March 1, 2026 compared to the comparable 26-week period of the prior year. Comparable net merchandise sales - constant currency for the 26 weeks ended March 1, 2026 increased 6.2%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales positively by 1.6% versus the same period in the prior year.

The Company recorded operating income during the first six months of fiscal year 2026 of $138.3 million compared to operating income of $123.5 million in the prior-year period. Net income increased 9.9% to $89.3 million, or $2.91 per diluted share, in the first six months of fiscal year 2026 compared to $81.2 million, or $2.66 per diluted share, in the first six months of fiscal year 2025.

Adjusted EBITDA for the first six months of fiscal year 2026 was $186.6 million compared to $166.1 million in the same period last year.

Plans for New Club
The Company has leased land and plans to open its eighth warehouse club in Guatemala, located in Villa Nueva, approximately 13 miles south from the nearest club in the capital of Guatemala City, subject to all permits being obtained. The club will be built on a five-acre property and is anticipated to open in the spring of 2027. Once this club and four other previously announced clubs are open, the Company will operate 61 warehouse clubs.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to Adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Thursday, April 9, 2026, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 715-9871 for domestic callers or +1 (646) 307-1963 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Thursday, April 16, 2026, by dialing +1 (800) 770-2030 for domestic callers or +1 (647) 362-9199 for international callers and entering replay passcode 5898084.
About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and providing services at low prices to PriceSmart Members. PriceSmart operates 56 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; nine in Costa Rica; seven each in Panama and Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one new warehouse club in La Romana, Dominican Republic in May 2026, one warehouse club in each of Montego Bay and South Camp Road (Kingston), Jamaica in the summer and winter of 2026, respectively, one warehouse club in Ciudad Quesada, Costa Rica in the summer of 2026 and one warehouse club in Villa Nueva, Guatemala in the spring of 2027. Once these five new clubs are open, the Company will operate 61 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club and distribution center openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, including the effects of tariffs and/or international trade wars and disruptions to remittances, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Investor Relations (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended		Six Months Ended
	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
Revenues:
Net merchandise sales	$1,466,530	$1,334,555	$2,820,326	$2,558,414
Export sales	359	3,987	486	13,605
Membership income	24,459	20,915	47,879	41,114
Other revenue and income	4,180	4,429	9,566	8,697
Total revenues	1,495,528	1,363,886	2,878,257	2,621,830
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,230,128	1,126,335	2,368,310	2,156,212
Export sales	327	3,800	489	12,813
Selling, general and administrative:
Warehouse club and other operations	139,464	124,232	271,279	242,087
General and administrative	49,742	43,034	99,050	85,599
Pre-opening expenses	45	293	47	315
Loss on disposal of assets	402	922	735	1,274
Total operating expenses	1,420,108	1,298,616	2,739,910	2,498,300
Operating income	75,420	65,270	138,347	123,530
Other income (expense):
Interest income	3,632	2,735	6,581	4,955
Interest expense	(3,959)	(2,538)	(8,379)	(5,233)
Other expense, net	(8,405)	(5,306)	(14,166)	(12,162)
Total other expense	(8,732)	(5,109)	(15,964)	(12,440)
Income before provision for income taxes and loss of unconsolidated affiliates	66,688	60,161	122,383	111,090
Provision for income taxes	(17,597)	(16,384)	(33,126)	(29,880)
Loss of unconsolidated affiliates	—	(17)	—	(22)
Net income	$49,091	$43,760	$89,257	$81,188
Net income per share available for distribution:
Basic	$1.62	$1.45	$2.91	$2.66
Diluted	$1.62	$1.45	$2.91	$2.66
Shares used in per share computations:
Basic	30,226	30,063	30,199	30,041
Diluted	30,245	30,068	30,212	30,044

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	February 28, 2026 (Unaudited)	August 31, 2025
ASSETS
Current Assets:
Cash and cash equivalents	$156,249	$241,024
Short-term restricted cash	8,559	11,061
Short-term investments	149,712	73,186
Receivables, net of allowance for credit losses of $2 as of February 28, 2026 and August 31, 2025	22,953	17,400
Merchandise inventories	623,142	560,730
Prepaid expenses and other current assets	81,305	71,059
Total current assets	1,041,920	974,460
Long-term restricted cash	30,279	33,206
Property and equipment, net	1,071,674	996,281
Operating lease right-of-use assets, net	125,744	113,479
Goodwill	43,263	43,238
Deferred tax assets	44,468	41,229
Other non-current assets (includes $488 and $701 as of February 28, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	79,410	60,375
Investment in unconsolidated affiliates	—	6,889
Total Assets	$2,436,758	$2,269,157
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$3,981	$12,286
Accounts payable	556,342	506,949
Accrued salaries and benefits	44,875	52,478
Deferred income	49,903	43,061
Income taxes payable	4,816	7,265
Other accrued expenses and other current liabilities (includes $2,456 and $551 as of February 28, 2026 and August 31, 2025, respectively, for the fair value of derivative instruments)	81,509	57,627
Operating lease liabilities, current portion	8,129	7,930
Dividends payable	21,683	—
Long-term debt, current portion	34,004	38,675
Total current liabilities	805,242	726,271
Deferred tax liability	764	1,100
Long-term income taxes payable, net of current portion	4,489	4,424
Long-term operating lease liabilities	134,835	122,244
Long-term debt, net of current portion	129,148	147,922
Other long-term liabilities (includes $5,013 and $6,196 for the fair value of derivative instruments and $14,352 and $13,628 for post-employment plans as of February 28, 2026 and August 31, 2025, respectively)	29,241	19,824
Total Liabilities	1,103,719	1,021,785

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,852,656 and 32,688,047 shares issued and 30,895,879 and 30,745,833 shares outstanding (net of treasury shares) as of February 28, 2026 and August 31, 2025, respectively	3	3
Additional paid-in capital	536,554	529,354
Accumulated other comprehensive loss	(123,496)	(161,439)
Retained earnings	1,045,373	999,426
Less: treasury stock at cost, 1,956,777 shares as of February 28, 2026 and 1,942,214 shares as of August 31, 2025	(125,395)	(119,972)
Total Stockholders' Equity	1,333,039	1,247,372
Total Liabilities and Equity	$2,436,758	$2,269,157

Non–GAAP (Generally Accepted Accounting Principles) Financial Measures
The accompanying Consolidated Financial Statements are presented in accordance with U.S. GAAP (Generally Accepted Accounting Principles). In addition to relevant GAAP measures, we also provide non-GAAP measures including Adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency because management believes these metrics are useful to investors and analysts by excluding items that we do not believe are indicative of our core operating performance. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income and other income (expense), net. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended		Six Months Ended
(Amounts in thousands)	February 28, 2026	February 28, 2025	February 28, 2026	February 28, 2025
Net income as reported	$49,091	$43,760	$89,257	$81,188
Adjustments:
Interest expense	3,959	2,538	8,379	5,233
Provision for income taxes	17,597	16,384	33,126	29,880
Depreciation and amortization	24,272	21,767	48,249	42,629
Interest income	(3,632)	(2,735)	(6,581)	(4,955)
Other expense, net (1)	8,405	5,306	14,166	12,162
Adjusted EBITDA	$99,692	$87,020	$186,596	$166,137
(1)    Primarily consists of transaction costs of converting the local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three and six months ended February 28, 2026 and 2025.

Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales – constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchange rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales – constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchange rates. Comparable net merchandise sales – constant currency results exclude the effects of foreign currency translation. Refer to “Management’s Discussion & Analysis – Net Merchandise Sales” and “Management’s Discussion & Analysis – Comparable Net Merchandise Sales” in our Quarterly Report on Form 10-Q for the period ended February 28, 2026 for our quantitative analysis and discussion. Reconciliations between net merchandise sales – constant currency and comparable net merchandise sales - constant currency and the most directly comparable GAAP measures are included below.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	February 28, 2026
	Three Months Ended		Six Months Ended
(Amounts in thousands, except % growth)	Net merchandise sales	% Growth	Net merchandise sales	% Growth
Net merchandise sales	$1,466,530	9.9%	$2,820,326	10.2%
Favorable impact of foreign currency exchange	27,720	2.1%	41,536	1.6%
Net merchandise sales on a constant-currency basis	$1,438,810	7.8%	$2,778,790	8.6%

Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	March 1, 2026
	Thirteen Weeks Ended	Twenty-Six Weeks Ended
	% Growth	% Growth
Comparable net merchandise sales	7.6%	7.8%
Favorable impact of foreign currency exchange	2.1%	1.6%
Comparable net merchandise sales on a constant-currency basis	5.5%	6.2%